UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 21, 2006

G REIT, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-50261	52-2362509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 N. Tustin Avenue, Suite 200, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	877-888-7348

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On September 21, 2006, GREIT-One World Trade Center, L.P., a wholly-owned subsidiary of G REIT, Inc., entered into a First Amendment to Purchase and Sale Agreement, or the Amendment, with Legacy Partners Realty Fund II, LLC, or Buyer, in connection with an agreement, or the Agreement, entered into on August 17, 2006, for the sale of the One World Trade Center property located in Long Beach, California for a sales price of $150,000,000.

The material terms of the Amendment include Buyer’s written confirmation, after the expiration of the inspection period, of its desire to proceed with the purchase of the property in accordance with, and subject to, the terms of the Agreement, or the Approval Notice, as defined and required under Section 6.1 of the Agreement. Pursuant to such Amendment and the Agreement, Buyer deposited an additional $1,000,000 in escrow towards the purchase price of the property. The Amendment also replaced previously provided service contract, lease schedule, and personal property exhibits to the Agreement and set forth additional provisions regarding elevator maintenance, estoppels, permits and disputed charges.

We anticipate closing to occur in the fourth quarter of 2006 as provided for under the Agreement and the Amendment, however, closing is subject to certain agreed upon conditions and there can be no assurance that we will be able to complete the disposition of the One World Trade Center property.

The above descriptions of the Agreement and the Amendment are qualified in their entirety by the terms of the Agreement attached as Exhibit 10.1 to our Form 8-K report filed on August 22, 2006 and the Amendment attached as Exhibit 10.1 to this report, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 First Amendment to Purchase and Sale Agreement by and between GREIT-One World Trade Center, L.P. and Legacy Partners Realty Fund II, LLC, dated September 21, 2006.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G REIT, Inc.

September 26, 2006	By:	/s/ Scott D. Peters

Name: Scott D. Peters
Title: Chief Executive Officer and President

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Purchase and Sale Agreement by and between GREIT-One World Trade Center, L.P. and Legacy Partners Realty Fund II, LLC, dated September 21, 2006.